Subsidiary Guarantors and Issuers of Guaranteed Securities Each of the following securities issued by Unilever Capital Corporation (UCC), a wholly owned subsidiary of Unilever PLC (PLC), is unconditionally and fully guaranteed, jointly and severally, by PLC and Unilever United States, Inc. (UNUS), a wholly owned subsidiary of PLC: $700M 2.0% Notes due 2026 $300M 7.250% Notes due 2026 $1000M 2.9% Notes due 2027 $750M 4.25% Notes due 2027 $1300M 3.5% Notes due 2028 $700M 4.875% Notes due 2028 $250M 6.625% Notes due 2028 $850M 2.125% Notes due 2029 $500M 1.375% Notes due 2030 $170M 4.75% Notes due 2031 $850M 1.750% Notes due 2031 $1000M 5.9% Notes due 2032 $800M 5.0% Notes due 2033 $1000M 4.625% Notes due 2034 $150M 4.824% Notes due 2035 $650M 2.625% Notes due 2051 $129M 5.600% Notes due 2097